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                                                                    EXHIBIT 23.1



                              ACCOUNTANT'S CONSENT



The Board of Directors
Chad Therapeutics, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-93734) on Form S-8 of Chad Therapeutics, Inc. of our report dated May 1, 1998, except for note 11 which is as of May 7, 1998, relating to the balance sheets of Chad Therapeutics, Inc. as of March 31, 1998 and 1997, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998, annual report on Form 10-K of Chad Therapeutics, Inc.


                                      KPMG Peat Marwick LLP

Los Angeles, California
June 16, 1998